Exhibit 2.01

FIRST AMENDMENT

TO THE

SEPARATION AGREEMENT

WHEREAS, New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”) (New Sally and Sally, collectively the “Sally Parties”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and New Aristotle Holdings, Inc., a Delaware corporation (“New Alberto-Culver”) (Alberto-Culver and New Alberto-Culver, collectively the “Alberto-Culver Parties”), entered into a Separation Agreement (the “Agreement”), dated as of June 19, 2006;

WHEREAS, the Sally Parties and the Alberto-Culver Parties desire to amend certain provisions defining terms used in the Agreement; and

WHEREAS, Section 8.07 of the Agreement provides that the Agreement cannot be amended except by a written agreement executed by the Sally Parties and the Alberto-Culver Parties; provided, that, unless the Investment Agreement (as such term is defined in the Agreement) shall have been terminated, any such amendment shall be subject to the prior written consent of CDRS Acquisition LLC (“Investor”), which consent shall not be unreasonably withheld, conditioned or delayed;

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

1. The definition of “Sally Liabilities” in Section 1.01(a) of the Agreement hereby is amended in its entirety to read as follows:

“Sally Liabilities” means (a) all Liabilities of any member of the Sally Group under, or for which any member of the Sally Group is expressly made responsible pursuant to, any Transaction Agreement or the Investment Agreement to which it is or becomes a party, including the breach by any member of the Sally Group of any agreement or covenant contained therein that does not by its express terms expire at or prior to the Distributions Time; (b) all Liabilities of any member of the Sally Group to the extent based upon, arising out of or resulting from the Sally Business; (c) all Liabilities of any member of the Alberto-Culver Group to the extent based upon, arising out of or resulting from the Sally Business; and (d) all Liabilities to the extent based upon, arising out of or resulting from the Subsidiary LLC Conversions, in the case of each of clauses (a) through (d), regardless of whether such Liability existed prior to, at or after the Distributions Time.

2. Section 1.01(a) of the Agreement hereby is amended to include the following definition in the appropriate alphabetical order:

“Subsidiary LLC Conversions” has the meaning set forth in the Investment Agreement.

3. Section 2.02 of the Agreement is hereby amended in its entirety to read as follows:

Section 2.02 Capital Structure of New Alberto-Culver. After the transactions described in Sections 3.1(a), (b), (c) and (d) of the Investment Agreement and on Schedule 2.01 of this Agreement are effected and prior to the Distributions Time, if necessary, the Sally Parties and the Alberto-Culver Parties shall cause (a) the number of authorized shares of New Alberto-Culver Common Stock to equal or exceed the number of shares of New Sally Common Stock issued (including treasury shares held by New Sally) as of the New Sally Record Date and (b) the number of shares of New Alberto-Culver Common Stock issued and outstanding as of the New Sally Record Date to be increased to equal the number of shares of New Sally Common Stock issued and outstanding as of the New Sally Record Date.

4. Section 2.04(b) of the Agreement is hereby amended in its entirety to read as follows:

Effective immediately prior to the Alberto-Culver Contribution, all intercompany receivables, payables and loans (other than any amounts owed under the Investment Agreement, the Trade Payables and the Transaction Payables) between the members of the Sally Group, on the one hand, and the members of the Alberto-Culver Group, on the other hand, shall, except as provided in Section 2.04(c), automatically be cancelled. All Trade Payables shall be promptly paid when due. All Transaction Payables shall be paid as provided in this Agreement and the Investment Agreement.

5. Section 3.03 of the Agreement is hereby amended in its entirety to read as follows:

Subject to the terms and conditions of this Agreement, at or prior to the Distributions Time, New Sally shall deliver to the Distributions Agent for the benefit of each record holder of New Sally Common Stock on the New Sally Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), (a) the Distribution Shares (which shall represent all of the outstanding shares of New Alberto-Culver Common Stock) and (b) the Distribution Cash. New Sally shall cause the transfer agent for the shares of New Alberto-Culver Common Stock to instruct the Distributions Agent to hold in trust the appropriate number of such shares of New Alberto-Culver Common Stock for each holder of record of New Sally Common Stock as of the New Sally Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), and the Distributions Agent shall hold in trust the Cash Distribution for such stockholders. The Distributions Agent Agreement shall require the Distributions Agent to transfer to New Sally the amount of all interest and other proceeds from the investment of the Distribution Cash promptly after the Distributions are effected pursuant to Section 3.04, and New Sally shall, promptly after receipt thereof, make a cash payment to New Alberto-Culver equal to 62% of such interest and other proceeds.

6. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

7. Except as specifically provided in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

8. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this amendment to be executed in their names by a duly authorized officer as of October 3, 2006.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: President

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter

Name: Gary Winterhalter
Title: President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE HOLDINGS, INC.

By:	/s/ Gary P. Schmidt

Name: Gary P. Schmidt
Title: President

By its signature below, the undersigned hereby consents to this amendment:

CDRS ACQUISITION LLC
By:	/s/ Richard J. Schnall

Name: Richard J. Schnall
Title: President

[Signature Page to First Amendment to the Separation Agreement]

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